Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-523-2600

Heritage Bankshares, Inc. Completes Restatement, Files 2004 10-KSB

Norfolk, Va.: June 12, 2006 – Heritage Bankshares, Inc. (“Heritage”) (Pinksheets: HBKS) announced that it has completed the restatement of its annual financial statements for the years ended December 31, 2003 and December 31, 2002, as well as its unaudited financial statements for 2004, and has filed with the Securities and Exchange Commission (“SEC”) its annual report on Form 10-KSB for the year ended December 31, 2004.

As described in greater detail in previous filings and the Form 10-KSB, the restatement was required to correct certain accounting errors discovered in Heritage’s financial statements for prior periods.

With the restatement process concluded, Heritage can now turn its full attention to the remaining delayed SEC filings that were dependent upon the completion of the restatement, including its Form 10-KSB for the fiscal year ended December 31, 2005 and its Form 10-QSB for the first quarter of 2006. Heritage’s financial statements have been corrected through December 31, 2004 and, accordingly, the affected accounts can now be updated in order to finalize the 2005 financial statements and numerous related tables to be included in the 2005 Form 10-KSB. Heritage is currently working on these other filings and expects to file its Form 10-KSB for 2005 within the next several months, subsequent to the completion of the 2005 audit by its independent accountants.

Michael S. Ives, President & CEO of Heritage, remarked that “This is a significant milestone for Heritage and the review process we undertook over a year ago. We are pleased to have the restatement behind us, and we look forward to completing our remaining filings to become current with SEC requirements and continuing to grow Heritage’s business. We extend our extreme gratitude to all of the Heritage employees and special consultants who worked tirelessly to complete the restatement.”

The details for the adjustments required in connection with the restatement are included, and discussed in depth, in Heritage’s annual report on Form 10-KSB for 2004, which can be accessed via the “View Our SEC Filings” link on Heritage’s web site at www.heritagebankva.com.

About Heritage

Heritage is the parent company of Heritage Bank. Heritage Bank has four full-service branches in the City of Norfolk and one full-service branch in the City of Virginia Beach. Heritage Bank provides a full range of financial services including business, personal and mortgage loans, insurance, and annuities.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from those anticipated. Forward looking statements often contain a word such as “expect,” believe,” “estimate” or “anticipate.” Factors that could cause such actual results, performance, achievements and business strategy to differ materially from those anticipated include: discovery of further accounting errors, general and local economic conditions, competition, capital requirements of the bank’s announced expansion plans, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.